Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

made and entered into as of

February 9, 2015

between

DFI Holdings, LLC, KPS HOLDCO, LLC

And

AMERICAN REPUBLIC INVESTMENT CO.

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 9, 2015, is between American Republic Investment Co., a Delaware corporation (“Seller”), DFI Holdings, LLC, a Pennsylvania limited liability company (“Distribution Buyer”), KPS Holdco, LLC, a Pennsylvania limited liability company (“Products Buyer” and together with Distribution Buyer, each a “Buyer” and collectively, “Buyers”), and, with respect only to Section 5.8 hereof, Michael P. Duloc. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in Article 7.

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Kable Media Services, Inc., a Delaware corporation (“KMS”);

WHEREAS, KMS owns all of the issued and outstanding shares of capital stock of Kable Distribution Services, Inc., a Delaware corporation (“KDS”), Kable News Company, Inc., an Illinois corporation (“KNC”), and Kable Product Services, Inc., a Delaware corporation (“KPS”);

WHEREAS, KDS owns all of the issued and outstanding shares of capital stock of Kable News International, Inc., a Delaware corporation (“KNI”), and KNC owns all of the issued and outstanding shares of capital stock of Kable Distribution Services of Canada, Ltd., a Canadian corporation incorporated in Ontario, Canada (“KDSC” together with KMS, KDS, KNI, KNC and KPS, the “Company Group” and each a “Member of the Company Group”);

WHEREAS, KMS had made a dividend of the membership interests of Kable Staffing Resources LLC, a Delaware limited liability company, prior to the Closing;

WHEREAS, in connection with the Closing, each Member of the Company Group will be released from its obligations to PNC Bank under the Revolving Credit and Security Agreement, dated May 13, 2010, with PNC Bank, National Association;

WHEREAS, Buyers and their Affiliates are sophisticated investors and understand the risks and challenges associated with the Company Group;

WHEREAS, Seller wishes to cause KMS to sell to Products Buyer, and Products Buyer wishes to purchase, all of the issued and outstanding shares of capital stock of KPS (the “KPS Shares”) upon the terms of this Agreement; and

WHEREAS, Seller wishes to sell to Distribution Buyer, and Distribution Buyer wishes to purchase, all of the issued and outstanding shares of capital stock of KMS (the “KMS Shares”) upon the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto hereby agree as follows:

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Article 1

SALE AND PURCHASE OF SHARES

Section 1.1 Sale of Shares. Effective as of the Closing Date, Seller will first, (i) cause KMS to sell, assign, and transfer to Products Buyer, and Products Buyer will purchase and acquire, all of the KPS Shares; and immediately thereafter, (ii) sell, assign, and transfer to Distribution Buyer, and Distribution Buyer will purchase and acquire, all of the KMS Shares.

Section 1.2 Consideration.(a) The purchase price for the Shares to be paid by Buyers to Seller at Closing is Two Million Dollars ($2,000,000) (the “Purchase Price”). The Parties have negotiated this Agreement and the allocation of risks contained herein to provide limited representations, warranties, covenants and indemnities by Seller to Buyers. In consideration for purchasing the Shares, the Parties have agreed on such limited representations, warranties, covenants and indemnities by Seller to Buyers, the Parties have agreed to provide the rights and obligations of the Parties under the Transaction Agreements and for Buyers to pay Seller the Purchase Price. The Purchase Price shall be paid as follows: $400,000 of the Purchase Price (the “Cash Purchase Price”) is to be paid by Buyers to Seller at Closing in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Buyers, and $1.6 million of the Purchase Price is to be paid to Seller at Closing by execution of the Buyer Promissory Note by each of the Buyers.

Article 2

CLOSING

Section 2.1 Closing. The closing of the transactions provided for herein (the “Closing”) will take place on the date of this Agreement (such date, the “Closing Date”) at the offices of Duane Morris LLP, 1540 Broadway, New York, NY or by electronic exchange of documents, as agreed to by the Parties. All proceedings to be taken at the Closing and the Closing Deliverables required to be delivered pursuant to Section 2.2 hereof shall be deemed to have been taken, executed and delivered simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. Closing shall be deemed effective as of 11:59 p.m. New York time on the date of this Agreement.

Section 2.2 Closing Deliverables.

(a) At the Closing (unless otherwise noted below), Seller will deliver to Buyers:

(i) A fully executed copy of the Intercompany Amount Agreement (the “Intercompany Amount Agreement”), dated as of February 8, 2015, between AMREP Corporation and all of its direct and indirect subsidiaries;

(ii) the Transaction Agreements to which Seller or any of its Affiliates are a signatory, executed by Seller or its Affiliates, as applicable;

(iii) when made available to Seller by PNC, stock certificates, in form suitable for transfer, registered in the name of KMS, evidencing the KPS Shares to be sold to Products Buyer, endorsed in blank or with an executed blank stock transfer power attached;

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(iv) when made available to Seller by PNC, stock certificates, in form suitable for transfer, registered in the name of Seller, evidencing the KMS Shares to be sold to Distribution Buyer, endorsed in blank or with an executed blank stock transfer power attached;

(v) certified copies of the resolutions duly adopted by the board of directors of Seller authorizing the execution, delivery and performance of each Transaction Agreement to which it is a signatory and the consummation of all transactions contemplated thereby;

(vi) a certificate of the secretary or other appropriate officer of Seller certifying as to the incumbency of the officer(s) of Seller executing the Transaction Agreements to which it is a signatory, including specimen signatures;

(vii) the minute books, stock certificate books and stock ledgers and similar corporate records of the Company Group, wherever located;

(viii) a certificate of good standing of Seller and each Member of the Company Group certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;

(ix) at Buyers’ sole cost and expense, which amounts shall be paid in advance to Palm Coast Data, LLC, commence packaging and shipment of the backup AS 400 server located at the facilities of Palm Coast Data, LLC in Palm Coast, Florida used exclusively for JD Edwards software and Order Power software by certain members of the Company Group, except to the extent that the Parties shall agree to the later delivery of any such property; and

(x) evidence that the Company Group is no longer party to the Revolving Credit and Security Agreement, dated May 13, 2010, with PNC Bank, National Association (“PNC”) and that the security interest in favor of PNC in connection therewith has been released.

(b) At the Closing, Buyers will deliver to Seller:

(i) the Cash Purchase Price in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Buyers;

(ii) the Transaction Agreements to which Buyers or any of their Affiliates are a signatory, executed by Buyers or their Affiliates, as applicable;

(iii) certified copies of the resolutions duly adopted by the board of managers, manager, or managing member, as the case may be (and as is required for due authorization under its limited liability company operating agreement), of each Buyer authorizing the execution, delivery and performance of the Transaction Agreements to which each Buyer is a signatory and the consummation of all transactions contemplated hereby and thereby;

(iv) a certificate of the secretary, manager, or managing member, as the case may be, of each Buyer, attaching, verifying and attesting to its (i) certificate of formation, (ii) limited liability company operating agreement, (iii) resolutions or written consent, as the case may be, of the manager, board of managers, or managing member, as the case may be, authorizing its execution, delivery and performance of this Agreement and the other Transaction Agreements to which each Buyer is a signatory, and (iv) the incumbency of authorized individuals executing this Agreement and the other Transaction Agreements to which each Buyer is a signatory; and

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(v) a certificate of good standing of each Buyer certified as of a recent date by the Secretary of State of the jurisdiction of each Buyer’s formation.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers that each statement contained in this Article 3 is true and correct as of the date hereof.

Section 3.1 Capitalization. As of the date hereof immediately prior to the Closing, (a) the outstanding capital stock of KMS is owned entirely by Seller, the outstanding capital stock of KDS, KNC and KPS is owned entirely by KMS, the outstanding capital stock of KNI is owned entirely by KDS and the outstanding capital stock of KDSC is owned entirely by KNC, in each case free and clear of all liens, pledges, mortgages, deeds of trust, security interests, charges, claims, easements, encroachments or other similar encumbrances; (b) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any of the entities included in the Company Group or obligating Seller or any of its Affiliates to issue or sell any shares of capital stock of, or any other interest in, the Company Group; (c) none of the entities included in the Company Group have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights; and (d) except for KDS, KNC, KPS, KNI and KDSC, the Seller has no actual knowledge that KMS owns, or has any interest in any shares or have an ownership interest in, any other Person.

Section 3.2 Authority and Due Execution with respect to Transaction Agreements. Seller has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a signatory, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of the Transaction Agreements to which it is a signatory and the consummation by Seller of the transactions contemplated by the Transaction Agreements to which it is a signatory have been duly and validly adopted and approved by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary with respect to any such matter. The Transaction Agreements to which it is a signatory have been duly executed and delivered by Seller and constitute the valid, binding and enforceable obligation of Seller, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and the availability of injunctive relief and other equitable remedies.

Section 3.3 Due Execution of Intercompany Amount Agreement. The Intercompany Amount Agreement has been duly executed and delivered by Seller and its respective Affiliates and constitutes the valid, binding and enforceable obligation of Seller and each of its Affiliates in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and the availability of injunctive relief and other equitable remedies.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to Seller that each statement contained in this Article 4 is true and correct as of the date hereof as to itself and the other Buyer.

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Section 4.1 Organization; Authority; Due Execution.

(a) Buyer is a limited liability company duly formed and organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, will not prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer has all requisite limited liability company power and authority to enter into the Transaction Agreements to which it is a signatory, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer of the Transaction Agreements to which it is a signatory and the consummation by Buyer of the transactions contemplated by the Transaction Agreements to which it is a signatory, have been duly and validly adopted and approved by the members and managers of Buyer and no other limited liability company proceedings on the part of Buyer or its members are necessary with respect to any such matter. The Transaction Agreements to which Buyer is a signatory have been duly executed and delivered by Buyer and constitute the valid, binding and enforceable obligation of Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity.

Section 4.2 Consents; No Violation.

(a) No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from any Governmental Entity or any other Person in connection with the execution and delivery of the Transaction Agreements to which it is a signatory and the consummation by Buyer of the transactions contemplated thereby except those that the failure to make or obtain will not, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by any Transaction Agreement.

(b) The execution, delivery and performance of the Transaction Agreements to which it is a signatory do not, and the consummation of the transactions contemplated thereby will not, constitute or result in: (i) (with or without notice, lapse of time or both) a breach or violation of, or a default under, Buyer’s certificate of formation or operating agreement or other governing documents, or (ii) (with or without notice, lapse of time or both) a breach or violation or a conflict with, or a default under, or the termination of, or the acceleration under, any contract, debt, obligation, governmental or non-governmental permit or license to which Buyer is a party or to or by which it is subject or bound; except, in the case of clause (ii) of this Section 4.2(b), for any violation, default or acceleration, that, individually or in the aggregate, will not prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by the Transaction Agreements to which it is a signatory.

Section 4.3 Litigation. There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to Buyer’s knowledge, threatened against or affecting Buyer, its Affiliates or any of its or their respective properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Buyer, its Affiliates or any of its or their respective properties or rights, except such that will not, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

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Section 4.4 Compliance with Law. Buyer is not in violation of any Law, except for violations or possible violations that, individually or in the aggregate, are not expected to prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.6 Purchase for Investment. The KPS Shares purchased by Products Buyer and the KMS Shares purchased by Distribution Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the respective Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the KPS Shares or the KMS Shares, as the case may be, so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

Section 4.7 Resources Needed for Company Group. Buyer understands and acknowledges that additional financial resources will be immediately needed by the Company Group in order for the Company Group to meet its financial obligations. Buyer has the financial wherewithal, including cash available or existing borrowing facilities inclusive of the Line of Credit Note, which it believes to be sufficient to enable Buyer to address the liquidity needs of the Company Group and to satisfy the liabilities of the Company Group as they become due, assuming, however, that the business does not further decline; provided, however, nothing in the foregoing shall be deemed a requirement or commitment by Buyer that it make any capital available to the Company Group, and the provision of any such capital shall be in Buyer’s sole discretion.

Section 4.8 Diligence.

(a) By reason of its or its management’s business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Buyer acknowledges that its purchase of the KPS Shares and the KMS Shares, as the case may be, is highly speculative and entails a substantial degree of risk. Buyer acknowledges that Buyer has received any information requested by Buyer for Buyer to make a decision to purchase the Shares. Buyer has had an opportunity to discuss the business, management and financial affairs of the Company Group with Seller, the Company Group and their respective representatives and has had the opportunity to review the operations, assets and liabilities, and facilities of the Company Group. Buyer has also had the opportunity to ask questions of and receive answers from Seller and the Company Group and its management regarding the operations, business, prospects and condition (financial or otherwise) of the Company Group.

(b) Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is consummating this Agreement and the actions contemplated hereby with a full understanding of all of the terms, conditions and risks and willingly accepts, adopts and assumes those terms, conditions and risks subject to the terms of this Agreement and the other Transaction Agreements.

(c) Buyer has made its own decision to consummate the transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary and upon the terms of this Agreement and the other Transaction Agreements. Buyer has made its own decision concerning the transaction without reliance on any representation or warranty of, or advice from, Seller except as set forth in this Agreement and in the other Transaction Agreements.

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(d) Buyer acknowledges and understands that Seller, its Affiliates and officers, directors, employees, agents or advisors of Seller or its Affiliates possess material non-public information not known to Buyer that may impact the value of the Shares (the “Information”) that Seller may not have disclosed to Buyer. Buyer understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Buyer and Seller. Notwithstanding this, Buyer has deemed it appropriate to engage in the transaction contemplated by this Agreement.

(e) Buyer agrees that none of Seller, its Affiliates, any officers, directors, employees, agents or advisors of Seller or its Affiliates or any other person shall have any liability to Buyer, its Affiliates (including Michael P. Duloc and following the Closing Date, the Company Group) or any third party whatsoever due to or in connection with the use or non-disclosure of the Information, and Buyer hereby irrevocably waives any claim that it might have based on the failure of Seller, its Affiliates or officers, directors, employees, agents or advisors of Seller or its Affiliates to disclose the Information.

(f) Buyer acknowledges and agrees that Seller is relying on Buyer’s representations, warranties and agreements herein as a condition to proceeding with the transactions contemplated by this Agreement. Without such representations, warranties and agreements, Seller would not engage in the transactions contemplated by this Agreement.

Section 4.9 Purchase or Sale of AMREP Securities. None of Buyer or Michael P. Duloc or his wife or any entities or trusts controlled by any of the foregoing have purchased or sold any securities of AMREP Corporation since September 1, 2014.

Section 4.10 Acknowledgements Regarding the Condition of Company Group. Buyer understands and acknowledges the following:

(a) Buyer has reviewed the information, documents and materials furnished or made available to Buyer by Seller or its representatives in certain “data rooms”, management discussions or presentations or any other form in contemplation of the transactions contemplated by this Agreement;

(b) Buyer has reviewed the filings made by AMREP Corporation with the Securities and Exchange Commission for the past three years (including any risk factors contained therein), which contain information regarding the Company Group;

(c) the Company Group distributes physical publications in the United States of America, Canada and in other countries and the industry in which the Company Group operates is highly competitive and financially challenged, with severe and consistent declines in the volume of print media being distributed resulting in significant decreases in revenue year over year;

(d) the Company Group has substantial liabilities in excess of its assets, including a substantial amount of negative working capital (negative working capital represents the net payment obligation of the Company Group due to publisher clients and other third parties, which amount will vary from period to period based on the level of magazine distribution);

(e) cash flow of the Company Group may vary dramatically, and may be negative, during any particular period of time, thereby requiring the availability of financing sources other than cash flow from operations to meet its payment obligations;

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(f) the Company Group regularly has cash expenditures in excess of cash collections;

(g) revenues of the Company Group are derived from sales made on a fully returnable basis and an error in estimating expected returns could cause a misstatement of revenues for the period affected;

(h) the Company Group is party to litigation, which could have a material adverse effect on the Company Group;

(i) the financial statements of the Company Group had intercompany amounts allocated from, billed to or charged to Seller and its Affiliates (some of which are legal liabilities or assets and some of which are allocated amounts not representing legal liabilities or assets) and such amounts have been transferred, offset and contributed in accordance with the Intercompany Amount Agreement prior to the Closing;

(j) the Company Group could experience increased costs and business disruption if any wholesaler on which the Company Group relies to distribute publications were to cease operations or fail to pay amounts owed to the Company Group, which has happened frequently over the past few years;

(k) the Company Group relies on a small number of large publishing clients, including an Affiliate of Seller, and in the event of a loss of one or more of these large publishing clients, or if revenues from any of these largest clients decline, the Company Group could be materially adversely affected;

(l) publisher clients of the Company Group face business pressures from reduced advertising revenues and increased costs for paper, printing and postal rates, which could have a negative effect on their operating income, and this in turn could negatively affect the operations of the Company Group;

(m) the Company Group and Seller and its Affiliates have certain shared services and assets, including insurance, information technology, employee benefit plans, leased real estate, line of credit and letters of credit, all of which will cease to be available to the Company Group as of the date of this Agreement and all of which the Company Group and Buyer will need to address following Closing, other than as may be provided in the Lease, this Agreement or any of the other Transaction Agreements including without limitation the Transition Services Agreement or the Line of Credit Note;

(n) certain agreements to which the Company Group is a party may contain provisions requiring the consent of the counterparty in connection with the sale of the KPS Shares or the KMS Shares, as the case may be, to Buyer, and the absence of such consent may be a default under such agreements allowing the counterparty to terminate their agreement with the Company Group; and

(o) the employees of the Company Group, including its management team, are integral to the operation of the business of the Company Group, and such employees are not subject to any non-solicitation or non-competition agreements in favor of the Company Group.

Section 4.11 No Knowledge of Misrepresentations or Omissions. Buyer does not have any knowledge that any of the representations and warranties of Seller made in this Agreement are not true and correct.

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Article 5

CERTAIN COVENANTS

Section 5.1 Benefit Plans. As of the Closing Date, (a) the Company Group shall cease to be participating employers under the Benefit Plans and the Retirement Plan and (b) the Affected Employees shall cease to be active participants under the Benefit Plans and the Retirement Plan. Following the Closing Date, the Company Group shall be solely responsible for all obligations and liabilities under the benefit plans provided to Affected Employees for the period after the Closing Date (and none of Seller or its Affiliates shall have any obligations or liabilities with respect thereto).

Section 5.2 Benefit Plans. Buyers shall assume, honor and become solely responsible for payment of all liabilities (including all premiums and administrative costs) and performance of all other obligations of Seller and its Affiliates (including the Company Group) under the Benefit Plans in respect of all medical, dental, life insurance and other welfare benefit claims (including short-term and long-term disability benefits) incurred on or prior to the date of this Agreement by or for Affected Employees and former employees of the Company Group and their eligible dependents. In addition, Buyers shall be, or shall cause the Company Group to be, solely responsible for all medical, dental, life insurance and other welfare benefit claims incurred on or after the date of this Agreement by Affected Employees and their eligible dependents (including short-term and long-term disability benefits in respect of individuals who became disabled on or prior to the date of this Agreement). Effective as of the Closing Date, Buyers shall assume all liabilities and obligations of Seller and its Affiliates to Affected Employees and former employees of the Company Group, and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and applicable state law (“COBRA”).

Section 5.3 WARN Act. Buyers shall be liable for any liabilities under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act) or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses for any actions taken by the Company Group, or Buyers or any of their Affiliates, in each case, prior to, on or after the Closing Date. Seller shall take no action that would be attributable to any Member of the Company Group for purposes of determining whether a “plant closing” or a “mass layoff” has occurred.

Section 5.4 Support Services. Buyers agree that as of the Closing Date, neither Seller nor any of its Affiliates shall have any obligation to provide any support (except as may expressly be set forth in the Line of Credit Note) or other services to the Company Group (including any of the services for which allocations were previously paid by the Company Group) other than those services expressly required to be provided pursuant to the Transition Services Agreement.

Section 5.5 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company Group and any Member of the Company Group for all Tax periods which begin before the Closing Date and end on or prior to the Closing Date. For all Tax periods, if the applicable Tax Return (consolidated, unitary or otherwise) does not include Buyers or any Member of the Company Group, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Kable Staffing Resources LLC; provided that, Buyers or any Member of the Company Group shall execute such Tax Returns to the extent required by applicable Law.

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(ii) Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company Group, any Member of the Company Group and Kable Staffing Resources LLC (to the extent not a responsibility of Seller pursuant to Section 5.5(a)(i)) for all Tax periods which (1) begin before the Closing Date and end after the Closing Date, or (2) begin after the Closing Date. All such Tax Returns referenced in Section 5.5(a)(ii)(1) shall be prepared in a manner consistent with all prior Tax Returns of the Company Group or any Member of the Company Group. If Kable Staffing Resources LLC (or any attributes, decisions or determinations regarding Kable Staffing Resources LLC) is included in any Tax Return pursuant to this Section 5.5(a)(ii), Buyers and the Company Group shall obtain Seller’s written consent prior to filing such Tax Return.

(b) Seller will be responsible for (i) all U.S. federal income Taxes of each Member of the Company Group with respect to all Tax periods ending on or prior to the Closing Date, regardless of when due and payable; and (ii) all Taxes due and payable by KMS for all Tax periods in connection with its ownership of Kable Staffing Resources LLC (including Taxes in connection with the dividending of the membership interests of Kable Staffing Resources LLC), regardless of when due and payable, solely to the extent that (A) all attributes, decisions and determinations regarding Kable Staffing Resources LLC have solely been made by Seller regarding such Taxes and the Tax Returns with respect to such Taxes and (B) if the Tax Returns with respect to such Taxes is the responsibility of Buyers pursuant to Section 5.5(a)(ii), Seller has provided its prior written consent to the filing of such Tax Return.

(c) Buyers will be responsible for (i) all U.S. federal income Taxes of each Member of the Company Group, regardless of when due and payable, with respect to all Tax periods beginning after the Closing Date and (ii) except as provided for in Section 5.5(b)(ii), for all state income Taxes or any other Taxes of each Member of the Company Group (which shall be allocated among the entities included in a consolidated or unitary Tax Return pro rata based on income contributed by each entity included in such consolidated or unitary Tax Return), regardless of when due and payable, with respect to all Tax periods (A) beginning before the Closing Date and ending before the Closing Date, (B) beginning before the Closing Date and ending after the Closing Date and (C) beginning after the Closing Date.

(d) The following refunds of Taxes will be for the account of Buyers: refunds of Taxes solely with respect to any Member of the Company Group and that are the responsibility of the Buyers pursuant to Section 5.5(c). Seller shall pay over to Buyers any such refunds that Seller may receive immediately upon receipt of such request.

(e) All refunds of Taxes not contemplated by Section 5.5(d) will be for the account of Seller. Buyers shall pay over to Seller any such refunds that Buyers or any Member of the Company Group may receive immediately upon receipt of such request.

(f) Each Party will promptly notify the other in writing upon receipt by such Party (or in the case of Buyers, of any Member of the Company Group) of notice of any pending or threatened Tax liabilities of any Member of the Company Group for any (i) Tax period ending on or before the Closing Date or (ii) Tax period ending after the Closing Date but which includes the Closing Date. Seller will have the sole right, at its option, (A) to represent the interests of any Member of the Company Group in any proceeding related to Taxes for (1) Tax periods ending on or before the Closing Date or (2) Tax periods ending after the Closing Date but which includes the Closing Date and (B) to employ counsel of its choice. Buyers and Seller agree to reasonably cooperate in the defense of any claim in such proceedings contemplated by the prior sentence. Seller will have the right to participate at its expense in representing the interests of any Member of the Company Group in any proceeding relating to Taxes for any Tax period ending after the Closing Date, if and to the extent that such period includes any Tax period before the Closing Date, and to employ counsel of its choice and at its expense.

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(g) Cooperation in Filing Tax Returns; Copies of all Tax Returns. Buyers and Seller shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes in accordance with the provisions of this Agreement, or in conducting any audit, litigation or other proceeding with respect to Taxes. Following the Closing, if requested by a Party prior to April 30, 2016, the other Party shall provide a copy of any Tax Return and any supporting documentation, work papers and related documentation of any Member of the Company Group for any period after April 30, 2008.

(h) Payment of Transfer Taxes and Fees. Buyers shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify and defend each Seller Indemnified Person, and hold each Seller Indemnified Person harmless, with respect to such Transfer Taxes. Buyers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(i) Carrybacks. Seller shall not be required to file amended returns for any Pre-Closing Period to permit a carryback of any tax items relating to any Member of the Company Group. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

(j) Allocation. Seller shall prepare an allocation of the Purchase Price (including any other amounts treated as sales consideration for federal income tax purposes) among the KMS Shares and the KPS Shares in accordance with Seller’s reasonable determination of the relative fair market values of the KMS Shares and the KPS Shares, which allocation (the “Allocation”) shall be binding upon Seller and Buyers. Seller shall deliver the Allocation to Buyers within one year after the Closing. Seller and Buyers shall report, act and file Tax Returns in all respects and for all purposes consistent with the Allocation. Buyers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare the Allocation. Neither Seller nor any Buyer will voluntarily take any position inconsistent with the Allocation upon examination of their respective federal tax return, in any claim, in any litigation or otherwise with respect to such tax return.

Section 5.6 Insurance.

(a) Effective 11:59 p.m. on the Closing Date, the Company Group shall cease to be insured by Seller’s or any of its Affiliates’ insurance policies. With respect to events or circumstances covered by insurance coverage written on an “occurrence basis”, Seller and its Affiliates will have no liability for occurrences or Losses that take place on or after 11:59 p.m. on the Closing Date; provided that with respect to insurance coverage written on an “occurrence basis” and for which any of the Company Group was an insured under such policies, then (i) for the first 90 days following the day after the Closing Date, the Company Group shall continue to have rights under such insurance policies to the extent the events giving rise to a claim under such policies occurred prior to 11:59 p.m. on the Closing Date, and (ii) Seller agrees to cooperate with the Company Group for the first 90 days following the Closing Date in making claims under Seller’s or its Affiliates’ insurance policies in connection with insurable events that occurred prior to 11:59 p.m. on the Closing Date and shall promptly (or to the soonest of its commercially reasonable efforts or ability) remit any recoveries that Seller receives with respect thereto to the applicable Company Group Member. Buyers acknowledge and agree that Seller and its Affiliates shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, Buyers acknowledge and agree that neither Seller nor any of its Affiliates shall have any liability to Buyers or any of the Company Group with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to any of the Company Group. With respect to events or circumstances covered by insurance coverage written on a “claims made basis”, Seller and its Affiliates will have no liability for claims made on or after 11:59 p.m. on the Closing Date.

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(b) Notwithstanding the provisions of Section 5.6(a), from and after the date of this Agreement, neither Seller nor any of its Affiliates shall have any liability for workers’ compensation claims (whether insured or self-insured) with respect to employees of any of the Company Group in existence on the date of this Agreement or arising from any event or circumstance taking place or existing prior to, on or subsequent to the date of this Agreement, all of which shall be assumed by Buyers on the date of this Agreement. Buyers shall take all steps necessary under any applicable Law to assume the liability for workers’ compensation claims pursuant to this Section 5.6 and shall fully indemnify Seller and its Affiliates with respect to any Losses arising out of or relating to any workers’ compensation claim obligations assumed by Buyers hereunder. Buyers shall cooperate with Seller and its Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by Seller or any of its Affiliates to any state in connection with workers’ compensation claims with respect to the date of this Agreement; and, in order to effectuate such return or release, Buyers shall, to the extent required by any state, post their own bonds, letters of credit, indemnifications or other securities in substitution therefor.

Section 5.7 Reserved.

Section 5.8 Restrictive Covenants.

(a) Neither Buyers nor Michael P. Duloc shall, and Buyers and Michael P. Duloc shall cause (A) Michael P. Duloc, each Buyer and each member of the Company Group, (B) the most senior executive at each Buyer and (C) the most senior executive at each Member of the Company Group not to, directly or indirectly, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder, licensor or otherwise, alone or in association with any other Person:

(i) For a period from the Closing Date until two years after the Closing Date, (A) circumvent, interfere with, or assist any other party in circumventing, or interfering with the Subscription Fulfillment Business of Seller or any of its Affiliates; (B) own, manage, operate, finance, conduct business, engage, directly or indirectly, alone or as greater than a 2% shareholder, partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business that directly competes with the Subscription Fulfillment Business; (C) divert business from or otherwise interfere with the relationship of Seller or any of its Affiliates in the Subscription Fulfillment Business with any person; and (D) employ or solicit for employment any employee of Seller or any of its Affiliates, induce any employee of Seller or any of its Affiliates to terminate such employee’s employment with Seller or any of its Affiliates or offer employment to anyone Seller or any of its Affiliates hires (other than through or as a result of the placement or sponsorship of a general advertisement for employment not specifically targeted at any employees of Seller or any of its Affiliates); and

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(ii) at any time (1) knowingly disparage, or knowingly do or say anything that would harm the business or reputation of, Seller or any of its Affiliates, any customers, stockholders, members, employees, directors, officers or agents of Seller or any of its Affiliates currently, in the past, or in the future or any other people or organizations associated with Seller or any of its Affiliates currently, in the past, or in the future and (2) hold itself or themselves out to any customers or any other third parties as a representative or employee of Seller or any of its Affiliates.

(b) Breach by Michael P. Duloc. Seller’s and any Seller Indemnified Party’s sole remedy permitted to be obtained from Michael P. Duloc in connection with any breach or threatened breach by Michael P. Duloc of any his covenants and agreements under Section 5.8(a) shall be specific performance pursuant to Section 8.13 of this Agreement, and Michael P. Duloc shall not be liable to Seller or any Seller Indemnified Person for monetary damages (other than, where Seller or any other Seller Indemnified Party shall be the prevailing party in an action to obtain the remedy of specific performance, the reasonable fees and expenses of counsel incident to obtaining such remedy of specific performance, Losses incurred in investigating such breach or threatened breach by Michael P. Duloc of any his covenants and agreements under Section 5.8(a), or other Losses directly incurred in enforcing this Section 5.8(b)) for any breach or threatened breach of Section 5.8(a).

Article 6

INDEMNIFICATION

Section 6.1 Indemnification by Seller.

(a) Subject to the limits set forth in this Article 6, Seller agrees to indemnify and defend Buyers, and hold Buyers harmless, from Indemnified Representation Liability. Subject to the limits set forth in this Article 6, Seller agrees to indemnify and defend each Buyer Indemnified Person, and hold each Buyer Indemnified Person harmless, from Losses that may be incurred or suffered arising out of or by reason of or in connection with a breach of any representation or warranty of Seller contained in Section 3.3.

(b) Subject to the limits set forth in this Article 6, Seller agrees to indemnify and defend each Buyer Indemnified Person, and hold each Buyer Indemnified Person harmless, from Indemnified Pension Liability, Indemnified Tax Liability and Indemnified Seller Group Liability.

(c) Subject to the limits set forth in this Article 6, Seller agrees to indemnify and defend each Buyer Indemnified Person, and hold each Buyer Indemnified Person harmless, from Losses to the extent caused by the failure of Seller to perform any of the covenants or agreements of Seller set forth in this Agreement or any other Transaction Agreement.

(d) Subject to the limits set forth in this Article 6, Seller agrees to indemnify and defend the members, managers, officers and employees of Buyers who are individuals, and hold harmless the members, managers, officers and employees of Buyers who are individuals, from Indemnified Environmental Liability; provided that (i) a Notice of Claim with respect thereto was delivered to Seller on or prior to one (1) year after the date of this Agreement and (ii) Buyer Indemnified Persons shall not be entitled to recover any Losses under this Section 6.1(d) in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000).

(e) Buyer Indemnified Persons shall not be entitled to recover pursuant to Section 6.1 for any Losses except to the extent that the aggregate amount of any such Losses indemnifiable hereunder exceeds the Basket, at which point, Seller will be obligated to indemnify Buyer Indemnified Persons for all such Losses in excess of the Basket, subject to the other clauses of this Section 6.1; provided, however, that this Section 6.1(e) shall not apply to any breach of Section 6.1(c).

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(f) Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement:

(i) (I) IN NO EVENT SHALL SELLER, ITS AFFILIATES (WHICH, FOLLOWING THE CLOSING DATE, SHALL NOT INCLUDE THE COMPANY GROUP), ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON BE LIABLE UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR OTHERWISE TO BUYERS, THEIR AFFILIATES (INCLUDING MICHAEL P. DULOC AND, FOLLOWING THE CLOSING DATE, THE COMPANY GROUP), ANY OTHER BUYER INDEMNIFIED PERSON OR ANY THIRD PARTY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OR (B) ANY INDEMNIFICATION CLAIM THAT ARISES (DIRECTLY OR INDIRECTLY) FROM ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IN EACH CASE OF CLAUSE (A) AND CLAUSE (B) REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SELLER, ITS AFFILIATES, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE OR (II) THE LIABILITY OF SELLER, ITS AFFILIATES (WHICH, FOLLOWING THE CLOSING DATE, SHALL NOT INCLUDE THE COMPANY GROUP), ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR OTHERWISE TO BUYERS, THEIR AFFILIATES (INCLUDING MICHAEL P. DULOC AND, FOLLOWING THE CLOSING DATE, THE COMPANY GROUP), ANY OTHER BUYER INDEMNIFIED PERSON OR ANY THIRD PARTY, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO DIRECT PROVABLE DAMAGES ONLY.

(ii) BUYERS ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION AGREEMENTS, NO BUYER INDEMNIFIED PERSON MAKES ANY COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING (I) WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, THEIR RESPECTIVE OPERATIONS, ASSETS AND LIABILITIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE SHARES OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY MEMBER OF THE COMPANY GROUP FURNISHED OR MADE AVAILABLE TO BUYERS AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYERS ACKNOWLEDGE THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. None of Seller, its Affiliates, the Company Group, any officers, directors, employees, agents or advisors of Seller, its Affiliates or the Company Group or any other Person shall have or be subject to any liability to Buyers or any other Person with respect to the accuracy or completeness of any information, documents or materials furnished or made available to Buyers or any other Person by Seller, its Affiliates, the Company Group or any officers, directors, employees, agents or advisors of Seller, its Affiliates or the Company Group in certain “data rooms”, management discussions or presentations, filings of AMREP Corporation with the Securities and Exchange Commission, communications with Buyers or their counsel or other advisors or any other form in contemplation of the transactions contemplated by this Agreement.

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(iii) The amount which Seller is required to pay to, for or on behalf of any Buyer Indemnified Person pursuant to this Section 6.1 shall be adjusted (including, retroactively) by any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by or on behalf of such Buyer Indemnified Person in reduction of the related indemnifiable Loss. Each Buyer Indemnified Person agrees to use its commercially reasonable efforts to pursue and collect on any recovery with respect to any indemnifiable Loss available under any insurance policies. If a Buyer Indemnified Person shall have received from Seller or Seller shall have had paid on its behalf a payment in respect of a Loss indemnified under this Section 6.1 and such Buyer Indemnified Person shall subsequently receive insurance proceeds or other payment in respect of such Loss, then such Buyer Indemnified Person shall pay to Seller the amount of such insurance proceeds or other payment or, if lesser, the amount of the original payment made by Seller to or on behalf of Buyer Indemnified Person in respect of such Loss. To the extent that any Buyer Indemnified Person is entitled to indemnification pursuant to this Section 6.1, Seller shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that any Buyer Indemnified Person may have to insurance policies or similar contracts with respect to which such Buyer Indemnified Person is a beneficiary. Each Buyer Indemnified Person shall take such actions as Seller may reasonably request for the purpose of enabling Seller to perfect or exercise the right of subrogation of Buyer Indemnified Person under this Section 6.1(f)(iii).

(iv) The amount of any indemnity provided in Section 6.1 shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by any Buyer Indemnified Person as a result of the Losses giving rise to such indemnity claim. If the indemnity amount is paid prior to any Buyer Indemnified Person realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and such Buyer Indemnified Person subsequently realizes such actual reduction in cash payments for Taxes, then such Buyer Indemnified Person shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments paid by Seller with respect to such Losses) to Seller.

(v) Each Buyer acknowledges and agrees that its sole and exclusive rights and remedies with respect to any and all matters arising out of, relating to or connected with this Agreement, any other Transaction Agreement, any of the Company Group or their respective assets and liabilities, any of the Seller or any of its Affiliates or their respective assets and liabilities, the Shares or the transactions contemplated by any Transaction Agreement shall be pursuant to the indemnification provisions set forth in this Article 6, except as provided for in Section 8.13. In furtherance of the foregoing, each Buyer (on behalf of itself and its Affiliates (including Michael P. Duloc and, following the Closing Date, the Company Group)) hereby waives, from and after the Closing Date, any and all rights, remedies, claims and causes of action with respect to the foregoing except pursuant to the indemnification provisions set forth in this Article 6 and except as provided for in Section 8.13.

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(vi) No fact, event, misrepresentation or occurrence that, in the absence of this Section 6.1(f)(iv), would constitute a liability to be indemnified pursuant to Section 6.1(a) or Section 6.1(d) shall be deemed to constitute a liability to be indemnified pursuant to Section 6.1(a) or Section 6.1(d) for which any Buyer Indemnified Person would be entitled to be indemnified pursuant to Section 6.1(a) or Section 6.1(d) if any Buyer Indemnified Person has actual knowledge of such fact, event, misrepresentation or occurrence on or prior to the Closing Date.

(vii) Each Buyer agrees that, for so long as such Buyer has any right of indemnification under Section 6.1, it will not, and agrees to use its commercially reasonable efforts to ensure that its Affiliates (including Michael P. Duloc and, following the Closing Date, the Company Group)) do not, voluntarily or by discretionary action (including conducting any invasive sampling or testing), accelerate the timing, or increase the cost, of any obligation of Seller under Section 6.1 (any such voluntary or discretionary action, a “Prohibited Action”); provided, however that the “Prohibited Action” shall not be deemed to include any action which in the written opinion of Buyer’s legal counsel is required to be taken in order to be in compliance with applicable Law. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify any Buyer Indemnified Person for any Loss arising out of or by reason of or in connection with or due to any Prohibited Action.

(viii) No Losses of any Buyer Indemnified Person shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Buyers in the valuation of the Company Group or their respective business and operations.

Section 6.2 Indemnification by Buyers.

(a) Subject to the limits set forth in this Section 6.2, each Buyer agrees to indemnify and defend each Seller Indemnified Person, and hold each Seller Indemnified Person harmless, from and in respect of any and all Losses that they may incur or suffer arising out of or by reason of or in connection with or due to (i) any breach of any representation or warranty of any Buyer Indemnified Person set forth in this Agreement or any other Transaction Agreement, (ii) the extent caused by the failure to perform any of the covenants or agreements of any Buyer Indemnified Person set forth in this Agreement or any other Transaction Agreement, and (iii) any Buyer Indemnified Person or any of the business or operations of any Buyer Indemnified Person (except as specifically enumerated in Section 6.1 as an item for which Seller will indemnify Buyer Indemnified Persons).

(b) Subject to the limits set forth in this Section 6.2, and provided that the Seller Indemnified Party seeking indemnification under this Section 6.2(b) has not voluntarily or by discretionary action, accelerated the timing, or increased the cost, of such Incremental Losses under this Section 6.2(b), each Buyer agrees to indemnify and defend each Seller Indemnified Person, and hold each Seller Indemnified Person harmless, from and in respect of any and all Incremental Losses that they may incur or suffer arising out of or by reason of or in connection with or due to the Structure Change resulting in, causing or giving rise to:

(i) any Seller Indemnified Party being requested or required to surrender or return any amount of the Purchase Price to any Person for any reason relating to the Structure Change, including as a result of any claim by any creditor, bankruptcy estate or trustee or Governmental Entity; provided that, a Notice of Claim with respect thereto was delivered to Buyers on or prior to the three (3) year anniversary of the date of this Agreement with respect to claims for fraudulent conveyance or an improper or unlawful dividend and fifteen (15) months after the date of this Agreement with respect to all other claims;

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(ii) any Incremental Losses with respect to or involving any Affected Employee or former employees of any Member of the Company Group; provided that, a Notice of Claim with respect thereto was delivered to Buyers on or prior to the one (1) year anniversary of the date of this Agreement;

(iii) any audit, litigation or other legal proceeding;

(iv) any increase in Taxes to any Seller Indemnified Party;

(v) any Incremental Losses with respect to or involving any violation of Law, or relating to the Structure Change being prohibited by or invalid under any Law;

(vi) any Incremental Losses of which any Buyer Indemnified Person has knowledge on or prior to the Closing; or

(vii) (with or without notice, lapse of time or both) a breach or violation or a conflict with, or a default under, or the termination of, or the acceleration under, any contract, debt, obligation with or to any customer or vendor of any Member of the Company Group; provided that, a Notice of Claim with respect thereto was delivered to Buyers on or prior to the one (1) year anniversary of the date of this Agreement.

Except where a period of time is specified for the delivery of a Notice of Claim, Buyers shall have no liability under this Section 6.2(b) for any Incremental Losses as to which a Notice of Claim was not delivered to Buyers prior to the two (2) year anniversary of the date of this Agreement, other than for Incremental Losses with respect to (x) any audit, litigation or legal proceeding under Section 6.2(b)(iii) relating to Taxes and (y) under Section 6.2(b)(iv), in either case as to which a Notice of Claim was not delivered to Buyers on or prior to the expiration of the applicable statute of limitations.

(c) Notwithstanding anything to the contrary in this Agreement or in any other Transaction Agreement:

(i) EXCEPT WITH RESPECT TO SECTION 5.8, (i) IN NO EVENT SHALL BUYERS, THEIR AFFILIATES INCLUDING MICHAEL P. DULOC (WHICH FOLLOWING THE CLOSING DATE, SHALL ALSO INCLUDE THE COMPANY GROUP), ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF BUYERS OR ITS AFFILIATES OR ANY OTHER PERSON BE LIABLE UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR OTHERWISE TO SELLER OR ANY SELLER INDEMNIFIED PERSON OR THEIR RESPECTIVE AFFILIATES OR ANY THIRD PARTY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OR (B) ANY INDEMNIFICATION CLAIM THAT ARISES (DIRECTLY OR INDIRECTLY) FROM ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IN EACH CASE OF CLAUSE (A) AND CLAUSE (B) REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT BUYERS, THEIR AFFILIATES INCLUDING WITHOUT LIMITATION MICHAEL P. DULOC, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF BUYERS OR THEIR AFFILIATES OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE OR (ii) THE LIABILITY OF BUYERS, THEIR AFFILIATES INCLUDING MICHAEL P. DULOC (WHICH, FOLLOWING THE CLOSING DATE, SHALL ALSO INCLUDE THE COMPANY GROUP), ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF BUYERS OR THEIR AFFILIATES OR ANY OTHER PERSON ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR OTHERWISE TO SELLER, ANY SELLER INDEMNIFIED PERSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY THIRD PARTY, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO DIRECT PROVABLE DAMAGES ONLY; AND

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(ii) SELLER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION AGREEMENTS, NO BUYER INDEMNIFIED PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, NOR ANY COVENANT OR AGREEMENT.

Section 6.3 Indemnification Procedure for Third Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnified Party shall as soon as practicable notify the Indemnifying Party in writing of such Third Party Claim (“Notice of Claim”). The Notice of Claim shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the indemnified claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) The Indemnifying Party will have 30 days from the date on which the Indemnifying Party received the Notice of Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at the Indemnified Party’s sole cost and expense and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnified Party. The Indemnified Party will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Indemnified Party and the Indemnifying Party will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the Third Party Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

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(c) If the Indemnifying Party does not assume the Third Party Defense within 30 days of receipt of the Notice of Claim, the Indemnified Party will be entitled to assume the Third Party Defense, at the Indemnified Party’s sole cost and expense (or, if the Indemnified Party incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Sections 6.1 or 6.2, as applicable, at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided that the (i) Indemnifying Party shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof; (ii) the Indemnifying Party may at any time thereafter assume the Third Party Defense, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of the Third Party Defense, and (iii) the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.4 Indemnification Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter subject to indemnification under this Article 6 that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence. The Notice of Claim shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and, in the case of Buyer Indemnified Parties, the nature of the indemnified claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Losses within 30 days after its receipt of the Notice of Claim, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to it under this Agreement. The Indemnified Party will use commercially reasonable efforts to minimize Losses from such claims and will act in good faith in responding to or otherwise dealing with such claims. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 6.5 Payment of Losses. The obligations of an Indemnifying Party in this Agreement to indemnify, defend and hold harmless shall include without limitation the obligation of the Indemnifying Party to pay and reimburse the Indemnified Party for Losses (in each case, subject to the restrictions, limitations and agreements in this Agreement) for which the Indemnified Party shall be indemnified, defended and held harmless. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 6, the Indemnifying Party shall satisfy its obligation within ten (10) days by wire transfer of immediately available funds. If an Indemnifying Party shall not make full payment of any such obligation within such ten (10) day period,  any amount not paid shall accrue interest from and including the date such payment was due until the date such payment is made, at a rate per annum equal to twelve percent (12%).

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Section 6.6 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

Article 7

DEFINITIONS

Section 7.1 Definitions. For purposes of this Agreement, the following terms used in this Agreement shall have the meanings ascribed to them below:

“Affected Employee” means each individual who is employed by any of the Company Group on the date of this Agreement, including any such individuals on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty and death leave).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, it is stated that Nicholas G. Karabots and Persons controlled by him are not Affiliates of any Party or any of their respective Affiliates, members, managers, officers and employees.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Allocation” has the meaning ascribed to such term in Section 5.5(j).

“Basket” means $40,000.

“Benefit Plans” means benefit plans maintained or contributed to by Seller or any of its Affiliates (other than solely by the Company Group but including all benefit plans to which the Company Group contributes as a participating employer) for the benefit of any present or former directors, officers or employees of the Company Group; provided, however, that the Retirement Plan is not included in the term “Benefit Plans”.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Buyer” and “Buyers” have the meanings ascribed to such terms in the Preamble.

“Buyer Indemnified Persons” means Buyers, their Affiliates (including each Member of the Company Group) and their respective Affiliates, members, managers, directors, officers, employees, agents and representatives.

“Buyer Promissory Note” means a promissory note made by Buyers in favor of Seller providing for the payment to Seller of $1.6 million, in form and substance satisfactory to Seller.

“Cash Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 2.1.

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“Company Group” has the meaning ascribed to such term in the Preamble.

“Distribution Buyer” has the meaning ascribed to such term in the Preamble.

“Governmental Entity” means (i) any supranational, federal, state, local, municipal, foreign or other government; (ii) any governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) any body, authority or agency exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority, including any arbitral tribunal.

“Incremental Losses” mean Losses arising out of or by reason of or in connection with or due to the Structure Change which would not have been incurred if the Parties had agreed to the One Buyer Structure rather than having agreed to the Two Buyer Structure. Incremental Losses shall not include Losses to the extent they would have been otherwise incurred if the Parties had agreed to the One Buyer Structure.

“Indemnified Environmental Liability” means Losses (i) incurred by any member, manager, officer or employee of either Buyer who is an individual, (ii) in connection with any Member of the Company Group not being in material compliance prior to the date of this Agreement with all applicable Laws relating to protection of the environment with respect to real property owned or leased by any Member of the Company Group, (iii) for which the Company Group is unable to pay such Losses, (iv) resulting from a claim asserted by a third party that is not instigated or encouraged by any Buyer Indemnified Person, (iv) solely to the extent such Loss is incurred to comply with applicable Laws relating to protection of the environment with respect to real property owned or leased by any Member of the Company Group using reasonable and recognized remediation protocols and techniques that are economically reasonable in relation to other reasonable and recognized remediation protocols and techniques; provided, however, that Indemnified Environmental Liability shall not include liability for any Loss to the extent that any Buyer Indemnified Person or any other Person after the Closing Date contributed to the condition or circumstance forming the basis of such Loss.

“Indemnified Party” means any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“Indemnified Pension Liability” means any and all Losses that may be incurred or suffered arising out of or by reason of or in connection with or due to the Retirement Plan.

“Indemnified Representation Liability” means any and all Losses that may be incurred or suffered arising out of or by reason of or in connection with or due to any representation or warranty of Seller contained in Section 3.1 or Section 3.2.

“Indemnified Seller Group Liability” means any and all Losses that may be incurred or suffered arising out of or by reason of or in connection with or due to any Seller Indemnified Person or the business or operations of any Seller Indemnified Person, except as specifically enumerated in Section 6.2(a)(i) or Section 6.2(a)(ii) as an item for which Buyers will indemnify Seller Indemnified Persons.

“Indemnified Tax Liability” means any and all Losses that may be incurred or suffered arising out of or by reason of or in connection with or due to Taxes that are required to be paid by Seller pursuant to Section 5.5(b).

“Indemnifying Party” means any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

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“Information” has the meaning ascribed to such term in Section 4.8(d).

“Intercompany Amount Agreement” has the meaning ascribed to such term in Section 2.2(a)(i).

“KMS”, “KDS”, “KNC”, “KNI”, “KDSC”, and “KPS” each have the meaning ascribed to such term in the Preamble, and each a Member of the Company Group.

“KMS Shares” has the meaning ascribed to such term in the Preamble.

“KPS Shares” has the meaning ascribed to such term in the Preamble.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Line of Credit Note” means a promissory note made by the Company Group in favor of Seller in the face amount of $2.0 million, pursuant to which Seller will provide a working capital line of credit to the Company Group on terms and conditions set forth in the Line of Credit Note, which shall be in form and substance satisfactory to Seller.

“Losses” means any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, demands and reasonable expenses (including reasonable fees and expenses of counsel incident to any of the foregoing, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any of the obligations of any Indemnifying Party) of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity.

“Member of the Company Group” has the meaning ascribed to such term in the Preamble.

“Notice of Claim” has the meaning ascribed to such term in Section 6.3(a) or Section 6.4, as the case may be.

“One Buyer Structure” has the meaning ascribed to such term in definition of “Structure Change”.

“Parties” means Buyers and Seller, and “Party” means any one of them.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a Governmental Entity, or any other entity.

“PNC” has the meaning ascribed to such term in Section 2.2(a).

“Post-Closing Period” has the meaning ascribed to such term in Section 5.5(i).

“Pre-Closing Period” has the meaning ascribed to such term in Section 5.5(i).

“Products Buyer” has the meaning ascribed to such term in the Preamble.

“Prohibited Action” has the meaning ascribed to such term in Section 6.1(l).

“Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Retirement Plan” means the Retirement Plan for Employees of AMREP Corporation.

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“Seller Indemnified Persons” means Seller, its Affiliates (other than the Company Group) and the members, managers, directors, officers, employees, agents and representatives of Seller or its Affiliates (other than the Company Group).

“Seller” has the meaning ascribed to such term in the Preamble.

“Shares” means the KPS Shares and the KMS Shares.

“Structure Change” means the change in acquisition structure from (i) the acquisition of the Company Group by Distribution Buyer purchasing and acquiring the KMS Shares from Seller (without Products Buyer purchasing and acquiring the KPS Shares from KMS) (clause (i), the “One Buyer Structure”) to (ii) the acquisition of the Company Group by (a) Products Buyer first purchasing and acquiring the KPS Shares from KMS followed by (b) Distribution Buyer purchasing and acquiring the KMS Shares from Seller (clause (ii), the “Two Buyer Structure”).

“Subscription Fulfillment Business” means the consumer magazine subscription and membership fulfillment services currently being provided by the Seller or any of its Affiliates. Notwithstanding the foregoing, “Subscription Fulfillment Business” shall not include product packaging activities, product fulfillment activities, call center/contact center services or database marketing services relating to compilation of various sources of data subsequently used for target marketing activities.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, transaction, service, occupation, unemployment, social security, workers’ compensation and capital taxes, assessments, customs, duties, fees, levies or governmental charges.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning ascribed to such term in Section 8.3(a).

“Third Party Defense” has the meaning ascribed to such term in Section 8.3(b).

“Transaction Agreements” means

(a) this Agreement;

(b) the Buyer Promissory Note;

(c) the Line of Credit Note;

(d) a guaranty agreement by Buyers and each Member of the Company Group with respect to obligations owing to Seller and its Affiliates under this Agreement, the Buyer Promissory Note, the Line of Credit Note and related agreements, in favor of Seller, in form and substance satisfactory to Seller;

(e) a security agreement by Buyers and each Member of the Company Group, with respect to obligations of Buyers and the Company Group owing to Seller and its Affiliates under this Agreement, that certain related guaranty, and related agreements, in favor of Seller, in form and substance satisfactory to Seller;

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(f) deposit account control agreement(s) for deposit accounts maintained by one or more Members of the Company Group, including financing statements for each Members of the Company Group, and such other documents, instruments and agreements as Seller may require, each in form and substance satisfactory to Seller;

(g) general releases releasing Seller and its Affiliates (other than with respect to this Agreement and any other Transaction Agreement and such other matters are as provided for therein) executed by Buyers and certain of their Affiliates (on behalf of themselves and their respective Affiliates) in form and substance satisfactory to Seller;

(h) general releases releasing Seller and its Affiliates (other than with respect to this Agreement and any other Transaction Agreement and such other matters are as provided for therein) executed by the Company Group in form and substance satisfactory to Seller;

(i) general releases releasing the Company Group (other than with respect to this Agreement and any other Transaction Agreement and such other matters are as provided for therein) executed by Seller in form and substance satisfactory to Seller;

(j) the Transition Services Agreement;

(k) software assignment agreement, by Media Data Resources, LLC in favor of KNC, with respect to certain software owned or licensed by Media Data Resources, LLC used in the Company Group’s operations, in form and substance satisfactory to Media Data Resources, LLC;

(l) software assignment agreement, by Palm Coast Data LLC in favor of KPS, with respect to certain software licensed by Palm Coast Data LLC used in the Company Group’s operations, in form and substance satisfactory to Palm Coast Data LLC;

(m) acknowledgment and agreement of consideration, by Buyers, the Company Group and Seller, in form and substance satisfactory to Seller;

(n) an assignment agreement pursuant to which KMS will assign the KPS Shares to Products Buyer;

(o) such other documents, agreements, certificates and instruments required or executed in connection with the foregoing; and

(p) any amendments or modifications of the foregoing agreed to in writing by Seller.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Transition Services Agreement” means the transition services agreement, dated as of the date hereof, between Buyers and Seller, in form and substance satisfactory to Seller.

“Two Buyer Structure” has the meaning ascribed to such term in definition of “Structure Change”.

“$” means United States dollars.

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Article 8

MISCELLANEOUS

Section 8.1 Waiver. Any failure of Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyers. Any failure of Buyers to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller. No waiver granted hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below (or to such other address that may be designated by a party from time to time in accordance with this Section):

Buyers:	DFI Holdings, LLC KPS Holdco, LLC 3179 Deer Creek Road Collegeville, PA 19426 Attention: Michael Duloc Fax: 815-734-5233	with a required copy to (which shall not constitute notice): Fox Rothschild LLP 2700 Kelly Road, Suite 300 Warrington, PA 18976 Attention: Jeffrey H. Nicholas Fax: 215-345-7507
Seller:	c/o AMREP Corporation 300 Alexander Park, Suite 204 Princeton, New Jersey 08540 Attention: General Counsel Fax: 609-716-8255	with a required copy to (which shall not constitute notice): Duane Morris LLP 222 Delaware Avenue Suite 1600 Wilmington, DE 19801 Attention: Christopher Winter Fax: 302-397-2455

Section 8.3 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal substantive Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the “Notices” section hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such copies shall constitute enforceable original documents.

Section 8.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Entire Agreement. The Transaction Agreements embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. The Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to the subject matter thereof.

Section 8.7 Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by each Party to this Agreement.

Section 8.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns (and, to the extent provided in Article 6, the other Buyer Indemnified Parties and Seller Indemnified Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.9 Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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Section 8.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion. The word “or” is not exclusive. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.12 Assignability. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party.

Section 8.13 Specific Performance. Buyers and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof (without the need to post bond or any other security), in addition to any other remedy, subject to Article 6, at law or equity.

Section 8.14 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, except where specifically provided to the contrary.

Section 8.15 Disclosure. Buyers consent to Seller or its Affiliates publicly disclosing this Agreement and the other Transaction Agreements, including by filing such documents with the Securities and Exchange Commission or the New York Stock Exchange. Nothing in this Agreement or in any other Transaction Agreement shall be deemed to limit Buyers’ right to publicly disclose this Agreement and any of the other Transaction Agreements.

Section 8.16 Independent Counsel. Each Party certifies that it has read the terms of this Agreement, that it understands the terms of this Agreement, and that it is entering into this Agreement of its own volition. Each Party warrants and represents that it has (a) been represented by an attorney of its choice in connection with the Transaction and received independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into this Agreement, or (b) had sufficient time, opportunity and means to engage an attorney of its choice in order to be represented by such attorney in connection with the Transaction and to receive independent legal advice from such attorney regarding its decision with respect to the advisability of making and entering into this Agreement, and has made a knowing and voluntary decision not to do so.

[Remainder of Page Intentionally Left Blank; Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first written above.

DFI HOLDINGS, LLC

By:	/s/ Michael P. Duloc
	Name:	Michael P. Duloc
	Title:	Manager

KPS HOLDCO, LLC

By:	/s/ Michael P. Duloc
	Name:	Michael P. Duloc
	Title:	Manager

American republic investment co.

By:	/s/ Peter M. Pizza
	Name:	Peter M. Pizza
	Title:	Vice President

AGREED AND ACCEPTED with respect to Section 5.8 of this Stock Purchase Agreement as of the date first written above.

/s/ Michael P. Duloc
MICHAEL P. DULOC

Signature Page to Stock Purchase Agreement

(1/1)